Contact:	Beth S. Courtney Seigenthaler Public Relations, Inc. 615-327-7999 bcourtney@seigenthaler.com

TENNESSEE COMMERCE BANCORP APPOINTS MARTIN ZORN
CHIEF ADMINISTRATIVE OFFICER

Former Integra Bank Executive Brings Three Decades of
Experience to Growing Community Bank

FRANKLIN, Tenn. (November 23, 2009) – Tennessee Commerce Bancorp, Inc. (Nasdaq: TNCC) today announced that it has appointed Martin M. Zorn Chief Administrative Officer.  He will assume his new responsibilities on November 30, 2009, reporting to President Michael Sapp as a member of the company’s executive management team.

“We are pleased to welcome Martin to the Tennessee Commerce executive team,” Sapp said.  “His strong financial background and extensive experience in banking and finance strongly complement our business model.  We are confident he will contribute appreciably to our continued growth and profitability.”

Zorn brings more than 30 years of broad, diversified experience in banking, finance, strategy and risk management to Tennessee Commerce.  A seasoned financial strategist with strong industry relationships, he has spearheaded critical corporate initiatives to advance growth and improve processes.

Zorn began his banking career in Nashville in 1978 at the former Third National Bank, and has maintained strong ties to the Middle Tennessee region.  After leaving Third National, he spent 21 years at Wachovia Bank in systems, marketing, commercial banking and capital markets, serving as Line of Business Manager in Greensboro and Raleigh, North Carolina, and Market Manager in Dallas, Texas and northern Virginia.

Following his tenure at Wachovia, Zorn joined Integra Bank (Nasdaq: IBNK) in Evansville, Indiana as Chief Operating Officer and Chief Financial Officer.  In Evansville, he also was an Instructor of Finance in the Department of Economics and Finance at the University of Southern Indiana and served as Chairman of the Public Broadcasting Company of Southwest Indiana.

Zorn holds a bachelor’s degree in economics from Vanderbilt University.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Bank provides a wide range of banking services and is primarily focused on business accounts. Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Atlanta, Birmingham and Minneapolis.  Tennessee Commerce Bancorp’s stock is traded on the NASDAQ Global Market under the symbol TNCC.  Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.

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